Exhibit 10.9

Final

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 16, 2021, between Holley Intermediate Holdings, Inc., a Delaware Corporation (the “Company”), and Thomas W. Tomlinson (“Executive”).

WITNESSETH

WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 11, 2021, by and between Empower Ltd., a Cayman Islands exempted company (the “Acquiror”), Empower Merger Sub I, Inc. a Delaware corporation and a direct, wholly-owned subsidiary of Acquiror, Empower Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Acquiror and the Company, a substantial portion of the Company’s outstanding equity will be acquired (the “Transaction”);

WHEREAS, the Company, contingent on the consummation of the Transaction (the “Closing”), desires that Executive render services to the Company following the Closing, pursuant to the terms and conditions herein, and Executive desires to provide such services to the Company on the terms and conditions herein provided;

WHEREAS, the Company may, on or following the Closing, assign this Agreement to an affiliate of the Company that as of immediately following the Closing owns directly or indirectly the business being acquired under the Merger Agreement and the business being acquired at Closing pursuant to the Merger Agreement; and

WHEREAS, the Company and Executive desire to enter into this Agreement as to the terms of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), Executive shall serve as the President and Chief Executive Officer of the Company. In this capacity, Executive shall have the duties, authorities and responsibilities as President and Chief Executive Officer as shall be determined by the Board of Directors of the Company (the “Board”) from time to time.

(b) During the Employment Term, Executive shall devote all of Executive’s business time, energy, business judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with the Company.

2. EMPLOYMENT TERM. The term of Executive’s employment under this Agreement shall commence on the date of the Closing and shall continue for a term of sixty (60) months thereafter (the “Initial Term”); provided, however, that the term of this Agreement shall automatically be renewed for an additional one year period commencing on the expiration date of the Initial Term and each renewal term, unless any party elects to terminate this Agreement by providing written notice of non-renewal to the other parties at least ninety (90) days prior to any such expiration date. The “Employment Term” shall mean the Initial Term plus any renewal terms as provided above. Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to Section 7 hereof.

3. BASE SALARY. The Company agrees to pay Executive a base salary at an annual rate of $500,000, payable in accordance with the regular payroll practices of the Company. Executive’s base salary shall be subject to annual review by the Board (or a committee thereof), and may be increased, but not decreased from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS. Executive shall be eligible to participate in any bonus plan as may be in effect from time to time for senior executives of the Company (the “Annual Bonus”), with a target bonus opportunity of 100% of Base Salary (the “Target Bonus”) upon the attainment of one or more pre-established performance goals established by the Board or any committee thereof in its sole discretion, pro-rated for 2021 based on the number of days in such year following the Closing that Executive is actually employed pursuant to this Agreement. Executive shall also receive a pro-rated Annual Bonus for the number of days in 2021 that Executive was actually employed with the Company prior to the Closing in an amount determined based on the performance goals and target bonus under the Former Employment Agreement (defined below) (and paid at such time and subject to such terms and conditions as described therein). To receive any Annual Bonus, the Executive must have been continuously employed by the Company or any of its subsidiaries through the date the applicable Annual Bonus becomes payable and be in “active working status” at the time of bonus payment, except as provided in Section 7(b) and Section 7(c). The Annual Bonus will become payable following completion and review by the Board of the Company’s audited consolidated financial statements for the applicable fiscal year, which completion and review shall not be unreasonably delayed. For purposes of this Agreement, “active working status” shall mean that Executive has not resigned (or given notice of his intention to resign) and has not been terminated (or been given notice of termination) for any reason, with or without “cause” including, without limitation, as defined in Section 6.

5. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, Executive shall be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executive employees generally, subject to the terms and conditions of such employee benefit plans, including satisfying the applicable eligibility requirements, except to the extent that such plans are duplicative of the benefits otherwise provided for hereunder. Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as may be in effect from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by Executive during the Employment Term and in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s policies with regard thereto.

(c) VACATIONS. During the Employment Term, Executive shall be entitled to 20 days of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

6. TERMINATION. Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall mean that Executive is unable to perform the duties and responsibilities contemplated under this Agreement for more than one hundred twenty (120) calendar days in the aggregate in any one-year period or a continuous period of ninety (90) or more calendar days in any one-year period due to physical or mental incapacity or impairment.

(b) DEATH. Automatically upon the date of death of Executive.

(c) CAUSE. Immediately (or, if applicable, upon the expiration of the cure period provided below) upon written notice by the Company to Executive of a termination for Cause in accordance with this subsection (c). For purposes of this Agreement, “Cause” shall mean (A) Executive’s (i) conviction of or indictment for a felony or a fraud or a material breach of a fiduciary duty to the Company or any of its Affiliates or (ii) commission of, conviction of or indictment for embezzlement from the Company or any of its Affiliates, the misappropriation of funds or misappropriation of other property of the Company or any of its Affiliates, willfully obtaining any material personal profit from any transaction which is adverse to the interests of the Company or any of its Affiliates and in which the Company or any of its Affiliates has an interest or any intentional act or intentional omission aiding or abetting a competitor, supplier or customer of the Company or any of its Affiliates to the material disadvantage or detriment of the Company and its Affiliates, (B) conduct by Executive that brings or could reasonably be expected to bring the Company or any Affiliate of the Company into public disgrace or disrepute or otherwise injures the integrity, character or reputation of the Company or any of its Affiliates, (C) gross negligence or willful misconduct by Executive with respect to the Company or any Affiliate of the Company, (D) Executive’s continued non-performance of the material duties assigned to him or continued failure to carry out or comply with any lawful directives (including, without limitation, Executive’s failure to cooperate with the Company, or any of its Affiliates, or any governmental body’s investigation, inquiry, hearing or similar proceeding and/or Executive’s failure to promptly notify the Board of, or material misstatements or omissions to the Board regarding, material developments regarding the Company, its subsidiaries, customers, suppliers, employees or otherwise), (E) Executive’s insubordination or willful failure to follow the directions of the Board, (F) Executive’s breach of the provisions of Section 9 of this Agreement or any other applicable restrictive covenants with the Company or any of its Affiliates, (G) Executive’s material breach of the employment policies of the Company, (H) any other material breach by Executive of this Agreement or any other agreement with the Company or any of its Affiliates or (I) repeatedly reporting to work under the influence of alcohol or illegal drugs or repeatedly using illegal drugs or abusing alcohol or legal drugs, whether or not at the workplace, in such a fashion as to cause the Company or any of its subsidiaries or Affiliates material economic harm or to affect Executive’s ability to perform his assigned duties and responsibilities; provided, however, that “Cause” will exist under (B), (C), (D), (E), (F), (G) or (H) hereof only if the action giving rise to the Cause, to the extent such action is curable, remains uncured thirty (30) days after written notice from the Company specifying in reasonable detail the nature of the Cause. The existence of “Cause” hereunder shall be determined by the Board in its good faith discretion. “Affiliate” means, with respect to the Company, any entity or person that controls, is controlled by or is under common control with the Company or an Affiliate of the Company.

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to Executive or, if provided in the written notice, such later date as provided in the written notice, of an involuntary termination without Cause (other than for death or Disability).

(e) BY EXECUTIVE WITHOUT GOOD REASON. Upon ninety (90) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment for any reason other than Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(f) BY EXECUTIVE WITH GOOD REASON. By written notice as set forth in this subsection (f) by Executive to the Company of a termination for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material diminution of Base Salary (other than a reduction that generally affects all senior executives of the Company and its subsidiaries); (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) a material change of more than 60 miles in the geographic location at which Executive principally performs his services hereunder; or (iv) any other action or inaction that constitutes a material breach of the terms of this Agreement; provided, however, that any such event shall constitute Good Reason only if (x) Executive provides the Company with written notice describing in reasonable detail the conditions or action for which Executive believes he may resign for Good Reason within thirty (30) days of the initial occurrence (of Executive’s knowledge thereof) of such condition or action, (y) the Company fails to cure the condition or action giving rise to Executive’s assertion of “Good Reason” within thirty (30) days after receipt from Executive of written notice of the event which constitutes Good Reason; and (z) Executive actually terminates his employment for such uncured Good Reason event within ninety (90) days following the expiration of such thirty (30) day period referred to in clause (y) above.

7. CONSEQUENCES OF TERMINATION.

(a) TERMINATION FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If Executive’s employment is terminated (1) by the Company for Cause, or (2) by Executive for any reason other than Good Reason, then the Company shall pay to Executive the following:

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii) any accrued but unused vacation time in accordance with Company policy; and

(iv) all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, in each case in accordance with their terms (collectively, Sections 7(a)(i) through 7(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) TERMINATION WITHOUT CAUSE BY THE COMPANY OR WITH GOOD REASON BY EXECUTIVE. If Executive’s employment is terminated (1) by the Company other than for Cause (other than for death or Disability), or (2) by Executive for Good Reason, then the Company shall pay or provide Executive with the following, subject to the provisions of Section 20 hereof, (with the amounts due under Section 7(b)(i) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) the Accrued Benefits;

(ii) subject to Executive’s continued compliance with the obligations m Sections 8, 9 and 10 hereof,

(A) an amount equal to (1) Executive’s monthly Base Salary rate as in effect on the date of termination, paid in accordance with the Company’s regular payroll processes in effect on the date of such termination of employment for a period of twelve (12) months following such termination and (2) the Annual Bonus, if any, Executive would have been entitled to receive for the year in which termination occurs (on a pro-rated basis for any partial year), based on actual financial results for such year and on an assumed target-level achievement by Executive of any personal performance objectives, paid on the same date as the payment of annual bonuses to other senior executives of the Company following completion and review by the Board of the Company’s audited consolidated financial statements for the applicable fiscal year, which completion and review shall not be unreasonably delayed, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year of the Company in which such termination occurred; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 20 hereof) or as otherwise required to avoid any additional taxes or penalties under Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(B) subject to the timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and his eligible dependents, and Executive’s continued copayment of premiums associated with such coverage, a reimbursement, on a monthly basis, for the costs of continued health benefits for himself and his covered dependents from the end of the Employment Term through the date that is twelve (12) months following the end of the Employment Term or such earlier date on which COBRA coverage for Executive and his covered dependents terminates in accordance with COBRA; provided that Executive is eligible and remains eligible for COBRA coverage. Reimbursements under this Section 7(b)(ii)(B) shall be made on a monthly basis, with the reimbursement for any month being paid in the immediately following month. The Company may modify its obligation under this Section 7(b)(ii)(B) to the extent necessary to avoid any penalty or excise taxes imposed on the Company or its Affiliates (or the insurer) under the Patient Protection and Affordable Care Act.

(c) UPON DEATH OR DISABILITY. If Executive’s employment is terminated (1) on account of Executive’s Disability then the Company shall pay or provide Executive with the following, subject to the provisions of Section 20 hereof, or (2) on account of Executive’s death, Executive or Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Section 7(c)(i) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) the Accrued Benefits;

(ii) the Annual Bonus, if any, Executive would have been entitled to receive for the year in which such termination occurs (on a pro-rated basis for any partial year), based on actual financial results for such year and on an assumed target-level achievement by Executive of any personal performance objectives, paid on the same date as the payment of annual bonuses to other senior executives of the Company following completion and review by the Board of the Company’s audited consolidated financial statements for the applicable fiscal year, which completion and review shall not be unreasonably delayed, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year of the Company in which such termination occurred; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 20 hereof) or as otherwise required to avoid any additional taxes or penalties under Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(iii) subject to the timely election of continuation coverage under COBRA for Executive and/or his eligible dependents, and Executive’s (or his estate’s) continued copayment of premiums associated with such coverage, a reimbursement, on a monthly basis, for the costs of continued health benefits for himself and his covered dependents from the end of the Employment Term through the date that is twelve (12) months following the end of the Employment Term or such earlier date on which COBRA coverage for Executive and his covered dependents terminates in accordance with COBRA; provided that Executive is eligible and remains eligible for COBRA coverage. Reimbursements under this Section 7(c)(iii) shall be made on a monthly basis, with the reimbursement for any month being paid in the immediately following month. The Company may modify its obligation under this Section 7(c)(iii) to the extent necessary to avoid any penalty or excise taxes imposed on the Company or its subsidiaries (or the insurer) under the Patient Protection and Affordable Care Act.

(d) OTHER OBLIGATIONS. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have immediately resigned from any other position as an officer, director or fiduciary of any Company-related entity.

(e) EXCLUSIVE REMEDY. The amounts payable to Executive following termination of employment hereunder pursuant to Section 7 hereof shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of Executive’s employment with the Company or any of its Affiliates, and Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement. Without limiting the foregoing, payments and benefits provided in this Section 7 shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

8. RELEASE. Any and all amounts payable and benefits (other than the Accrued Benefits) or additional rights provided pursuant to this Agreement on termination of Executive’s employment, shall only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in the form attached as Exhibit A hereto (the “Release”) within sixty (60) days following Executive’s termination of employment.

9. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of Executive’s employment with the Company, Executive has had and will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all non-public, confidential, or proprietary materials, data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets all of the foregoing in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its Affiliates (or any of their respective predecessors, successors or permitted assigns), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors, and any Inventions. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s or its subsidiaries’ or Affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes strictly for the benefit of the Company or any of its Affiliates. The terms and conditions of this Agreement shall remain strictly confidential, and Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or, solely for the purpose of disclosing the limitations on Executive’s conduct imposed by the provisions of this Section 9, prospective future employers who, in each case, agree in writing to keep such information confidential consistent with the terms of this Agreement.

(b) NONCOMPETITION. Executive acknowledges that (i) Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) Executive has had and will continue to have access to Confidential Information, which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its subsidiaries, (iii) in the course of Executive’s employment by a competitor, Executive would inevitably use or disclose such Confidential Information, (iv) the Company and its subsidiaries have substantial relationships with their customers and Executive has had and will continue to have access to these customers, (v) Executive has received and will receive specialized training from the Company and its subsidiaries, and (vi) Executive has generated and will continue to generate goodwill for the Company and its subsidiaries in the course of Executive’s employment. Accordingly, during the Employment Term and for one (1) year thereafter, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, that competes with the business in which the Company or any of its subsidiaries is engaged on the date of termination or in which they have actively planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business or actively plans to conduct business. Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries, so long as Executive has no active participation in the business of such corporation. For purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of any entity or person, whether through ownership of voting securities, contract or otherwise, and “controlled” and “controlling” shall have correlative meanings.

(c) NONSOLICITATION; NONINTERFERENCE.

(i) During the Employment Term and for one year thereafter, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any individual or entity that is, or was during the twelve-month period immediately prior to the termination of Executive’s employment for any reason, a customer of the Company or any of its subsidiaries to purchase goods or services then sold by the Company or any of its subsidiaries from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries and any of their respective vendors, or licensors.

(ii) During the Employment Term and for two years thereafter, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee of the Company or any of its subsidiaries to leave such employment or to accept employment with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries and any of their joint venturers; provided, however, that this Section 9(c)(ii) shall not preclude Executive from (x) making generalized solicitations for employees of the Company through advertisements or search firms, (or hiring any such persons through such solicitation), provided that such solicitations are not specifically targeted at any such employee of the Company, or (y) soliciting or hiring any former employee of the Company, whose employment with the Company was terminated by such party at least three (3) months prior to such solicitation or hiring and whose termination was not encouraged, solicited or induced by Executive.

(d) PERMITTED USES OF TRADE SECRETS. Misappropriation of a trade secret of the Company or any Affiliate in breach of this Agreement may subject Executive to liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle such parties to injunctive relief, and require Executive to pay compensatory damages, double damages, and attorneys’ fees. Notwithstanding any other provision of this Agreement, Executive hereby is notified in accordance with the DTSA that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive is further notified that if Executive files a lawsuit for retaliation by the Company or any Affiliate for reporting a suspected violation of law, Executive may disclose such entity’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(e) CONFIDENTIAL DISCLOSURE TO GOVERNMENTAL AND QUASI-GOVERNMENTAL ENTITIES. Nothing in this Agreement prohibits or restricts Executive from reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority or agency or self-regulatory organization, including without limitation the Securities and Exchange Commission, the Equal Employment Opportunity Commission, FINRA, and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation.

(f) EXTENSION OPTION. By notice given to Executive at least nine months before the end of the one-year periods referred to in Sections 9(b) and (c)(i), Company may extend such periods for up to an additional year, as long as the Company pays (i) the monthly Base Salary, as referred to in Section 7(b)(ii)(A)(1),(ii) the reimbursements referred to in Section 7(b)(ii)(B) (and subject to the conditions thereof), but not beyond 18 months from the end of the Employment Term (or earlier date on which COBRA coverage for Executive and his covered dependents terminates in accordance with COBRA), and (iii) an amount equal to fifty percent (50%) of the Target Bonus for the year in which Executive’s employment is terminated payable in equal monthly installments together with the payments referred to in (i) during the one (1) year extension period, regardless, in the case of (i), (ii) or (iii), whether employment was terminated pursuant to any of Sections 6(c) through Section 6(f).

(g) INVENTIONS.

(i) Executive acknowledges and agrees that all ideas, designs, methods, inventions, discoveries, improvements, developments, technology, works of authorship, and all work product of any kind or nature whatsoever, whether patentable or unpatentable, (A) that relate to the business, products, activities, research, or development of the Company or Executive’s work with the Company, made or conceived or developed by Executive, solely or jointly with others, during the Employment Term, or (B) that arise from any work that Executive performs in connection with the Company, either while performing Executive’s duties with the Company or on Executive’s own time, and all rights therein including without limitation in claims related thereto (all of the foregoing “Inventions”) shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all intellectual property, proprietary, and other rights therein, including without limitation all rights in and to any patents, copyright registrations, trademark registrations, or other forms of protection that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and other rights and registrations (the “Applications”). Executive will, at the Company’s sole cost and expense and at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions including without limitation to the perfection, registration, maintenance, or enforcement of any rights therein. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions and all intellectual property, proprietary, and other rights therein for the Company’s benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing, if the Company is unable for any other reason to secure Executive’s signature on any document for this purpose.

(ii) In addition, Executive acknowledges that the Inventions are and will be deemed “work made for hire”, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are not or are deemed not to be “works made for hire”, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights, trademarks, and other intellectual property and proprietary rights (and all renewals, revivals and extensions thereof) in or to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions or any intellectual property or other proprietary rights therein, known or unknown, including without limitation prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company that cannot be assigned in the manner described herein, Executive agrees to and hereby does unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents, copyright registrations, trademark registrations, and other forms of protection that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company. Nothing contained in this Section 9(g) or otherwise this Agreement shall be construed to reduce or limit the Company’s right, title, or interest in any Inventions or any intellectual property, proprietary, or other rights therein so as to be less in any respect than the Company would have had in the absence of this Agreement.

(iii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, integrate into or use for or to create any Inventions, or share with the Company, any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party and any other necessary rights. Executive represents and warrants that he does not possess or own any rights in or to any confidential, proprietary or non-public information or intellectual property related to the business of the Company. Executive shall comply with all relevant agreements, policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest, provided the same are consistent with the terms of this Agreement and Executive’s duties to the Company and its Affiliates. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(h) RETURN OF COMPANY PROPERTY. On the date of Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive shall return all Confidential Information and other property belonging to the Company or any of its Affiliates (including, but not limited to, any Company-provided wireless electronic mail devices or other equipment, or documents and property belonging to the Company); provided that Executive shall be entitled to retain any Company-provided cell phone and laptop, so long as all Confidential Information shall have been permanently and irrecoverably removed from such devices and the Company shall have had the opportunity to confirm the removal of any such Confidential Information.

(i) REASONABLENESS OF COVENANTS. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that Executive is subject to the constraints in Section 9(b) hereof, Executive will provide a copy of this Agreement (including, without limitation, this Section 9) to such entity, and the Company shall be entitled to share a copy of this Agreement (including, without limitation, this Section 9) with such entity or any other entity to which Executive performs services. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9, and that Executive will reimburse the Company and its Affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 9 if either the Company and/or any of its Affiliates prevails on any material issue involved in such dispute. It is also agreed that each of the Company’s Affiliates will have the right to enforce all of Executive’s obligations to that Affiliate under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section 9.

(j) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(k) TOLLING. In the event of any violation of the provisions of this Section 9, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(l) SURVIVAL OF PROVISIONS. The obligations contained in Sections 9 and 10 hereof shall survive the termination of the Employment Term, the non-renewal of this Agreement and Executive’s employment with the Company and shall be fully enforceable thereafter.

10. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company, its Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Affiliates, and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company (collectively, the “Claims”), all at the Company’s sole cost and expense. To the extent such cooperation is required after the Employment Term and involves the devotion of Executive’s time that is other than de minimis, Company will provide reasonable compensation to Executive for same, not to exceed $200 per hour. Executive agrees to promptly inform the Board if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its Affiliates. Executive also agrees to promptly inform the Board (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its Affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Company or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its Affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its Affiliates without giving prior written notice to the Board or the Company’s counsel.

11. EQUITABLE RELIEF AND OTHER REMEDIES. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a violation by Executive of Section 9 or Section 10 hereof, any severance or other benefits being paid or provided to Executive and/or Executive’s dependents pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to Executive shall be immediately repaid to the Company.

12. NO ASSIGNMENTS. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of Executive hereunder are personal and may not be assigned without the Company’s prior written consent. In addition, the Company may assign this Agreement and its rights and obligations to an Affiliate of the Company that as of immediately following the Closing owns directly or indirectly the business being acquired under the Merger Agreement or to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any assignee set forth above or successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed, if to Executive at the address (or to the facsimile number) shown in the books and records of the Company, and if to the Company at its principal executive office, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof

16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its choice of law provisions. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or Executive’s employment by the Company or any Affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Executive’s or the Company’s address as provided in Section 13 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

18. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings (including, without limitation, the Employment Agreement, dated September 14, 2018, between Holley Purchaser, Inc. and Executive (the “Former Employment Agreement”) and the Company and its subsidiaries shall have no liability with respect to the Former Employment Agreement) between Executive and the Company and its subsidiaries with respect to the subject matter hereof; provided that in the event that Executive becomes a party to any other agreement providing for restrictive covenants similar to Section 9, such agreement shall also apply pursuant to its terms. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The effectiveness of this Agreement is contingent upon the occurrence of the Closing and this Agreement shall automatically become effective upon the occurrence of the Closing. This Agreement shall terminate automatically and shall be of no further force and effect in the event the Merger Agreement is validly terminated in accordance with its terms.

19. REPRESENTATIONS. Executive represents and warrants to the Company that (a) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms, and (b) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or impede Executive from performing all of Executive’s duties and obligations hereunder.

20. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, Executive agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 20(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

HOLLEY INTERMEDIATE HOLDINGS, INC.

By:	/s/Dominic Bardos
Name: Dominic Bardos
Title: Chief Financial Officer

[Signature Page to Employment Agreement (Tomlinson)]

EXECUTIVE:

/s/ Thomas W. Tomlinson
Thomas W. Tomlinson

[Signature Page to Employment Agreement (Tomlinson)]

EXHIBIT A

Form of Release

See attached.

GENERAL RELEASE

I, Thomas W. Tomlinson, on behalf of myself and my heirs, successors and assigns, in consideration of the performance by Holley Intermediate Holdings, Inc. (“Employer”), of its material obligations under the Employment Agreement (the “Agreement”), do hereby release and forever discharge as of the date hereof Employer (together with its Subsidiaries, the “Company”), their respective Affiliates, each such Person’s respective successors and assigns and each of the foregoing Persons’ respective present and former directors, officers, partners, stockholders, members, managers, agents, representatives, employees (and each such Person’s respective successors and assigns) (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under Section 7 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 7 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2. I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release), whether under the laws of the United States or another jurisdiction and whether known or unknown, suspected or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, have or may have, including, but not limited to, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that nothing contained in this General Release shall apply to, or release the Company from, any obligation of the Company (i) contained in the Agreement to be performed after the date hereof or (ii) with respect to Accrued Benefits (as defined in the Agreement).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

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4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I covenant that I shall not directly or indirectly, commence, maintain or prosecute or sue any of the Released Parties either affirmatively or by way of cross-complaint, indemnity claim, defense or counterclaim or in any other manner or at all on any Claim covered by this General Release. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

9. Without limitation of any provision of the Agreement, I hereby expressly re-affirm my obligations under Sections 9 and 10 of the Agreement.

10. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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11. Notwithstanding anything to the contrary, nothing herein or in any Company policy or agreement shall prevent me from (i) speaking with law enforcement, the Equal Employment Opportunity Commission, any state or local division of human rights or fair employment agency, or my attorney; (ii) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency; (iii) truthfully responding to or complying with a subpoena, court order, or other legal process; (iv) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which I may be entitled; or (v) exercising any right I may have under applicable labor laws to engage in protected concerted activity with other employees; provided however, that I agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law.

12. “Affiliate” means, with respect to any Person, any Person that controls, 1s controlled by or is under common control with such Person or an Affiliate of such Person.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY;

(b) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

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(c) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY (VIA THE AGREEMENT AND THIS RELEASE) BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM TO CONSIDER IT AND THE CHANGES MADE SINCE THE LATEST VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f) I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY FOLLOWING EXECUTION OF THE AGREEMENT;

(g) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:____________________________
Thomas W. Tomlinson

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